Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-226581 and Form S-8 No. 333- 03910 and 333-229591) of our report dated August 31, 2020, relating to the consolidated financial statements of Schmitt Industries, Inc. and subsidiaries as of and for the year ended May 31, 2020, appearing in this Annual Report on Form 10-K for the year ended May 31, 2021.

/s/ Moss Adams LLP

Portland, Oregon

August 31, 2021